UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      June 12, 2008
THE E.W. SCRIPPS COMPANY
(Exact name of registrant as specified in its charter)

Ohio	0-16914	31-1223339

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio	45202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 977-3000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE E.W. SCRIPPS COMPANY
INDEX TO CURRENT REPORT ON FORM 8-K

Item No.		Page

1.01	Entry into a Material Definitive Agreement	3

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

9.01	Financial Statements and Exhibits	5

Item 1.01. Entry into a Material Definitive Agreement
Separation and Distribution Agreement
On June 12, 2008, The E. W. Scripps Company (the “Company”) entered into a separation and distribution agreement with Scripps Networks Interactive, Inc. (“SNI”) that contains the key provisions relating to the separation of SNI’s business and the distribution of SNI stock to the Company’s shareholders. The separation and distribution agreement is filed as Exhibit 2.0 hereto.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
1997 Long-Term Incentive Plan
On May 8, 2008, the Board of Directors of the Company approved an amendment to The E. W. Scripps Company Amended and Restated 1997 Long-Term Incentive Plan to add the following performance metrics to the list of performance goals under the plan: free cash flow, segment profit, viewer ratings or impressions, online revenue, online segment profit, website traffic, circulation/readership, market share, and revenue. The list of performance goals has been expanded to be consistent with the Company’s business objectives following the proposed spin-off of Scripps Networks Interactive, Inc., as more fully described in a Form 10 filed with the Securities and Exchange Commission on March 26, 2008, as amended on May 8, 2008, June 3, 2008, June 6, 2008, and June 11, 2008 (the “Spin-Off”). The amendment does not increase the number of shares available for delivery under the plan. Holders of our common voting shares approved the amendment, as required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at the annual meeting of shareholders held on June 13, 2008.
Executive Annual Incentive Plan
On May 8, 2008, the Board of Directors approved an amendment to The E. W. Scripps Company Executive Annual Incentive Plan to (i) change its name from the Executive Bonus Plan, (ii) comply with Section 409A of the Code, and (iii) add the following performance metrics to the list of performance goals under the plan: free cash flow, segment profit, viewer ratings or impressions, online revenue, online segment profit, website traffic, circulation/readership, market share, and revenue. The list of performance goals has been expanded to be consistent with the Company’s business objectives following the Spin-Off. Holders of our common voting shares approved the amendment to the list of performance goals, as required by Section 162(m) of the Code, at the annual meeting of shareholders held on June 13, 2008.
Employee Stock Purchase Plan
On May 8, 2008, the Board of Directors approved an amendment to The E. W. Scripps Company Employee Stock Purchase Plan to increase the share reserve by 200,000 shares to 800,000 and provide that the term of the plan will expire on the tenth anniversary of shareholder approval. Holders of our common voting shares approved the amendment to increase the share reserve, as required by the New York Stock Exchange listing standards, at the annual meeting of shareholders held on June 13, 2008.
Change in Control Plan
On June 12, 2008, the Board of Directors approved an amendment to the Scripps Senior Executive Change in Control Plan. The plan (including the “good reason” definition) has been revised to comply with an exception to Section 409A of the Code, so that severance payments to our top officers (including our named executive officers) are not subject to the 6-month delay.

Executive Severance Plan
On June 12, 2008, the Board of Directors approved The E. W. Scripps Company Executive Severance Plan to provide severance benefits to designated executives upon qualifying terminations of employment that are not tied to a change in control.
The plan will cover corporate officers and employees at the vice president level and above, as designated by the compensation committee, including our named executive officers (other than Mr. Boehne, who is subject to a pre-existing employment agreement). Upon an involuntary termination without “cause”, the severance benefit equals: (i) a pro-rated annual incentive, based on actual performance for the entire year, and (ii) a multiple of base salary and target incentive (the multiple for our named executive officers who participate in the plan is “3.0”). Participants must sign a release of claims against the Company prior to receiving these severance benefits. Upon a termination due to death or disability, the severance benefit equals: (i) a pro-rated annual incentive, based on actual performance for the entire year, and (ii) 12 months of base salary. The Company may amend or terminate the plan at any time, without notice or participant consent.

Item 9.01. Financial Statements and Exhibits
     (c) Exhibits

Exhibit Number	Description of Item	Exhibit No. Incorporated

2.0	Separation and Distribution Agreement by and between The E. W. Scripps Company and Scripps Networks Interactive, Inc. dated as of June 12, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE E.W. SCRIPPS COMPANY

BY:	/s/ Joseph G. NeCastro

Joseph G. NeCastro Executive Vice President and Chief Financial Officer
Dated: June 17, 2008

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